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                                                                    Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports dated November 30, 2000, accompanying the consolidated financial statements of Irvine Sensors Corporation and subsidiaries appearing in the 2000 Annual Report to Shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the fiscal year ended October 1, 2000, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said reports in this Registration Statement of Irvine Sensors Corporation on Form S-3 and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP
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Irvine, California
May 1, 2001